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                                                       EXPIRES:  AUGUST 31, 1999
                                                       ESTIMATED AVERAGE BURDEN
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                                                       -------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                            IXC Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   450713 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No.  450713 10 2
--------------------------------------------------------------------------------
                1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only).

                            Ralph J. Swett
--------------------------------------------------------------------------------
                2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                            (SEE INSTRUCTIONS)                       (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
                3.          SEC USE ONLY

--------------------------------------------------------------------------------
                4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                            UNITED STATES
--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER

                                 2,757,054
      NUMBER OF             ----------------------------------------------------
       SHARES               6.   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                   -0-
       EACH                 ----------------------------------------------------
     REPORTING              7.   SOLE DISPOSITIVE POWER
    PERSON WITH:
                                 2,757,054
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                            REPORTING PERSON

                            2,757,054
--------------------------------------------------------------------------------
               10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
               11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            7.6 %
--------------------------------------------------------------------------------
               12.          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                            IN
--------------------------------------------------------------------------------


                                Page 2 of 5 pages

ITEM 1.

            (a)  Name of Issuer:

                 IXC Communications, Inc.

            (b)  Address of Issuer's Principal Executive Offices:

                 1122 Capital of Texas Highway South
                 Austin, Texas 78746
ITEM 2.

            (a)  Name of Person Filing:

                 Ralph J. Swett

            (b)  Address of Principal Business Office or, if none, Residence:

                 1122 Capital of Texas Highway South
                 Austin, Texas 78746

            (c)  Citizenship:

                 United States

            (d)  Title of Class of Securities:

                 Common Stock, $.01 par value

            (e)  CUSIP Number:

                 450713 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

            (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with
                    Sections .240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Sections 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with  Sections 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                    Not Applicable


                               Page 3 of 5 pages

ITEM 4.     OWNERSHIP

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned: 2,757,054.+

            (b) Percent of class: 7.6 %

            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote 2,757,054.+

                (ii)  Shared power to vote or to direct the vote -0-.

                (iii) Sole power to dispose or to direct the disposition of
                      2,757,054.+

                (iv) Shared power to dispose or to direct the disposition of -0-.

------------------

+ Includes 16,031 shares of Common Stock issuable upon conversion of issuer's 7 1/4% Junior Convertible Preferred Stock Due 2007, 375 shares of Common Stock issuable upon exercise of options and 341 shares of Common Stock issuable pursuant to the issuer's phantom stock plan.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

ITEM 10.    CERTIFICATIONS

            Not Applicable


                               Page 4 of 5 pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 10, 1999
                                                  ------------------------------
                                                             Date


                                                      /s/ Ralph J. Swett
                                                   -----------------------------
                                                           Signature


                                                          Ralph J. Swett
                                                    ----------------------------
                                                            Name/Title




                               Page 5 of 5 pages